UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Mainstream Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Florida	20-3687391
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

11637 Orpington Street

Orlando, Florida 32817

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.       .

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   X  .

Securities Act registration statement file number to which this form relates: 333-172924   (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 Par Value Per Share

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Holders of shares of common stock, $0.001 par value per share, of Mainstream Entertainment, Inc. (the “Company,” “we,” and “us”) are entitled to one vote per share on each matter submitted to a vote of shareholders. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine.   There is no cumulative voting of the election of directors then standing for election.  The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of our Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Item 2. Exhibits.

Exhibit Number	Description of Exhibit

Exhibit 3.1(1)	Articles of Incorporation

Exhibit 3.2(1)	Certificate and Articles of Amendment

Exhibit 3.3(1)	Certificate of Conversion

Exhibit 3.4(1)	Bylaws

(1) Filed as exhibits to the Company’s Form S-1 Registration Statement filed with the Securities and Exchange Commission on March 18, 2011 and incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Mainstream Entertainment, Inc.

By: /s/ Charles Camorata
Charles Camorata
Chief Executive Officer (Principal Executive Officer)

Date: February 14, 2012